Exhibit (8)(b)(ii)

Novation and Amendment to Service Agreement

WHEREAS, on January 9, 1998, a Service Agreement (the "Agreement") was entered into by and between Keyport Benefit Life Insurance Company ("Keyport Benefit") (then known as American Benefit Life Insurance Company), on its own behalf, and American Republic Insurance Company ("American Republic"), on its own behalf, whereby American Republic provides certain administrative and recordkeeping services to Keyport Benefit. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the mutual written consent of both parties; and

WHEREAS, the closing of the merger of Keyport Benefit with and into Sun Life Insurance and Annuity Company of New York ("Sun Life (NY)"), with Sun Life (NY) as the surviving company (the "Merger"), is currently scheduled for December 31, 2002;

It is therefore agreed:

1.	Substitution of Party - The Agreement is amended to provide for Sun Life (NY) to receive administrative and recordkeeping services in substitution of Keyport Benefit.

2.	Performance of Duties - American Republic will continue to perform its duties as set forth under the Agreement.

3.	Assumption of Rights - Sun Life (NY) hereby assumes the rights previously held by Keyport Benefit under the Agreement.

4.

Documents and Records - Documents and records processed or produced by American Republic in support of Sun Life (NY) pursuant to the Agreement are the property of Sun Life (NY), and will be provided to Sun Life (NY) promptly upon request.

5.

Effective Date - This Novation and Amendment shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Sun Life (NY) will notify the other party hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument.

Executed this _____ day of October, 2002.

Keyport Benefit Life Insurance Company

By:_______________________

American Republic Insurance Company

By:_______________________

Sun Life Insurance and Annuity Company of New York

By:_______________________

WDC #99816v1